Exhibit 99.1
For Immediate Release
Suntron Corporation Reports Second Quarter 2007 Results
PHOENIX, AZ – August 15, 2007 — Suntron Corporation (NASDAQ: SUNN), a leading provider of integrated electronics manufacturing solutions, today reported net income of $0.3 million and net sales of $64.2 million for the second quarter of 2007. Suntron’s rightsizing activities that were completed in the first quarter of 2007 enabled the Company to return to profitability.
Gross margin as a percent of net sales for the second quarter of 2007 increased to 9.2% as compared to 7.3% for the second quarter of 2006 and 5.3% for the first quarter of 2007. This increase was driven primarily by improved operating efficiencies and the Company’s reduced fixed cost structure. Gross profit for the second quarter of 2007 was $5.9 million as compared to $6.2 million for the second quarter of 2006 on net sales of $85.1 million and $3.5 million for the first quarter of 2007 on net sales of $65.2 million.
Selling, general and administrative expense (SG&A) for the second quarter of 2007 decreased $1.8 million from the second quarter of 2006 to $4.4 million. The decrease in SG&A for the second quarter of 2007 was primarily attributable to a reduction in legal fees related to previously settled litigation. Sequentially, SG&A for the second quarter of 2007 remained flat at $4.4 million as compared to the first quarter of 2007.
Net income for the second quarter of 2007 was $0.3 million, an increase of $1.6 million as compared to a net loss of $1.3 million for the second quarter of 2006. Similarly, earnings per share for the second quarter of 2007 was $0.01 per share, as compared to a $0.05 loss per share for the second quarter of 2006 and a $0.06 loss per share for the first quarter of 2007. Sequentially, net income for the second quarter of 2007 improved $2.0 million from the net loss reported for the first quarter of 2007 of $1.7 million.
Cash flow from operating activities was $8.3 million for the second quarter of 2007, an improvement of $10.3 million as compared to negative operating cash flow of $2.0 million for the second quarter of 2006. Sequentially, cash flow from operating activities increased by $15.0 million as compared to negative operating cash flow of $6.7 million for the first quarter of 2007. The positive operating cash flow generated in the second quarter of 2007 was utilized primarily for the repayment of debt. At the end of the second quarter of 2007, borrowings under the Company’s revolving credit agreement amounted to $15.2 million, reflecting a reduction of over $5 million during the quarter.
“During the second quarter we achieved net income driven by the results of our rightsizing activities and improved operating efficiencies, and our continued focus on working capital management also played a key role in strengthening our balance sheet,” stated Paul Singh, Suntron’s president and chief executive officer. “As we continue to execute our business plan, our focus is on increasing revenue in each of our target markets by growing with current and new customers. Our management team remains committed to providing superior customer service,” concluded Mr. Singh.

About Suntron Corporation
Suntron delivers complete manufacturing services and solutions to support the entire life cycle of products in the industrial, semiconductor capital equipment, aerospace and defense, networking and telecommunications, and medical markets. Headquartered in Phoenix, Arizona, Suntron operates five full-service manufacturing facilities and two quick-turn manufacturing facilities in North America. Suntron is involved in product design, engineering services, cable and harness production, printed circuit card assembly, box build, large scale and complex system integration, commercial off-the-shelf integration, and test.
Non-GAAP Information
In addition to disclosing results determined in accordance with generally accepted accounting principles (GAAP), Suntron also discloses certain non-GAAP results of operations that exclude certain items. These non-GAAP financial data are provided to facilitate meaningful period-to-period comparisons of underlying operational performance by eliminating infrequent or unusual charges and benefits. The primary measure of our operating performance is net income (loss). However, the Company’s lenders, management and many investment analysts believe that other measures provide additional information to further analyze the Company’s financial performance. Additionally, in evaluating alternative measures of operating performance, it is important to understand that there are no standards for these calculations. Accordingly, the lack of standards can result in subjective determinations by management about which items may be excluded from the calculations, as well as the potential for inconsistencies between different companies that have similarly titled alternative measures. See the tables to this press release for a reconciliation of GAAP amounts to non-GAAP amounts.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements that relate to future events or performance. These statements reflect Suntron’s current expectations, and Suntron does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other Company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Suntron’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions and specific conditions in the electronics industry, including the aerospace and semiconductor capital equipment market segments of the electronics industry; Suntron’s dependence upon a small number of customers; the Company’s ability to attract new customers and retain existing customers; cash availability/liquidity; changes or cancellations in customer orders; the ability to improve future profitability as a result of past restructuring actions, the ability to achieve profitable growth in the future that results from enhanced sales and marketing resources, the risks inherent with predicting cash flows, revenue and earnings outcomes as well as other factors identified as “Risk Factors” or otherwise described in Suntron’s filings with the Securities and Exchange Commission from time to time.
Visit www.suntroncorp.com or call 888-520-3382 for more information.
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CONTACT:	Suntron Corporation
Paul Singh, President and CEO
Thomas B. Sabol, Chief Financial Officer
602-789-6600
ir@suntroncorp.com

SUNTRON CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Quarter Ended
	July 2,	April 1,	July 1,
	2006	2007	2007
Net Sales	$85,101	$65,165	$64,163
Cost of Goods Sold	78,895	61,697	58,232

Gross profit	6,206	3,468	5,931

Operating Expenses:
Selling, general and administrative expenses	6,198	4,405	4,389
Severance, retention, and lease exit costs	222	46	68
Related party management and consulting fees	187	188	187

Total operating expenses	6,607	4,639	4,644

Operating income (loss)	(401)	(1,171)	1,287

Other Income (Expense):
Interest expense	(938)	(1,063)	(1,055)
Gain on sale of business	—	448	—
Gain on sale of assets	26	87	8
Interest and other, net	(3)	29	26

Total other income (expense)	(915)	(499)	(1,021)

Net income (loss)	$(1,316)	$(1,670)	$266

Earnings (Loss)Per Share (Basic and Diluted)	$(0.05)	$(0.06)	$0.01

Weighed Average Shares Outstanding :
Basic	27,526	27,581	27,595

Diluted	27,526	27,581	27,650

SUNTRON CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)

	December 31,	April 1,	July 2,
	2006	2007	2007
ASSETS
Current Assets:
Cash and equivalents	$46	$48	$50
Trade receivables, net	40,756	46,559	39,795
Inventories	56,038	49,854	41,803
Prepaid expenses and other	1,186	1,427	1,350

Total Current Assets	98,026	97,888	82,998
Property and equipment, net	5,184	4,422	4,468
Goodwill	10,918	10,702	10,702
Other assets, net	2,785	2,650	2,595

Total Assets	$116,913	$115,662	$100,763

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$30,285	$27,711	$19,715
Outstanding checks in excess of cash balances	804	3,301	1,657
Borrowings under revolving credit agreement	19,759	20,523	15,182
Accrued compensation and benefits	4,721	5,344	5,132
Payable to affiliates	432	365	280
Other accrued liabilities	4,252	2,859	2,294

Total Current Liabilities	60,253	60,103	44,260
Long-term subordinated debt payable to affiliate	11,353	11,828	12,327
Other long-term liabilities	1,755	1,641	1,656

Total Liabilities	73,361	73,572	58,243

Stockholders’ Equity:
Preferred stock, $.01 par value. Authorized 10,000 shares, none issued	—	—	—
Common stock, $.01 par value. Authorized 50,000 shares; issued and outstanding 27,577, 27,592 and 27,606 shares, respectively	276	276	276
Additional paid-in capital	381,329	381,537	381,701
Accumulated deficit	(338,053)	(339,723)	(339,457)

Total Stockholders’ Equity	43,552	42,090	42,520

Total Liabilities and Stockholders’ Equity	$116,913	$115,662	$100,763

RECONCILIATION OF GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES- UNAUDITED
(In Thousands, except per share data)

	Q2	Q1	Q2
	2006	2007	2007
Net Income (Loss) (GAAP)	$(1,316)	$(1,670)	$266
Restructuring Expenses	467	1,093	255
Professional fees related to litigation	643	—	—
Stock Compensation Expense	179	208	164

Net Income (Loss) (Non-GAAP)	$(27)	$(369)	$685

Earnings (Loss) Per Share (GAAP)	$(0.05)	$(0.06)	$0.01

Earnings (Loss) Per Share (Non-GAAP)	$(0.00)	$(0.01)	$0.02

OTHER SELECTED FINANCIAL DATA- UNAUDITED
(In Thousands)

	Q2	Q1	Q2
	2006	2007	2007
EBITDA	$749	$137	$2,015
Cash Flow Provided by (Used in) Operating Activities	(2,049)	(6,698)	8,349
Restructuring Charges:
Included in Cost of Goods Sold	245	1,047	187
Other	222	46	68
Borrowing Availability (End of Period)	21,681	19,841	21,578
Working Capital (End of Period)	44,034	37,785	38,738
CALCULATION OF EBITDA- UNAUDITED
(In Thousands)

	Q2	Q1	Q2
	2006	2007	2007
Net Income (Loss)	$(1,316)	$(1,670)	$266
Interest Expense	938	1,063	1,055
Income Tax Expense	—	—	—
Depreciation and Amortization	1,127	744	694

EBITDA	$749	$137	$2,015